EXHIBIT 99.1
Excerpts from Offering Circular dated April 9, 2015
SUMMARY
Unless otherwise indicated in this offering circular or the context requires otherwise, in this offering circular, references to the “Company,” “HRG,” “we,” “us” or “our” refer to HRG Group, Inc. (formerly known as “Harbinger Group Inc.”) and, where applicable, its consolidated subsidiaries; “FGH” refers to Fidelity & Guaranty Life Holdings, Inc. and, where applicable, its consolidated subsidiaries; “FGL” refers to Fidelity & Guaranty Life (NYSE: FGL) and, where applicable, its consolidated subsidiaries; “HAMCO” refers to HGI Asset Management Holdings, LLC (which holds our interest in the Asset Manager) and, where applicable, its consolidated subsidiaries; “Asset Managers” refers collectively to CorAmerica Capital, LLC (“CorAmerica”), Energy & Infrastructure Capital, LLC (“EIC”) and Salus Capital Partners, LLC (“Salus”), and, where applicable, their respective consolidated subsidiaries,  “Fiscal” refers to the fiscal year ended September 30 of each applicable year; “Front Street” refers to Front Street Re (Delaware) Ltd. and, where applicable, its consolidated subsidiaries; “HGI Energy” refers to HGI Energy Holdings, LLC, which holds our interests in Compass; “Compass” refers to our oil and gas business, which we conduct through Compass Production GP, LLC (“Compass GP”) and Compass Production Partners, LP (“Compass Limited Partnership”) and their subsidiaries; “HGI Funding” refers to HGI Funding, LLC, and where applicable, its consolidated subsidiaries; “HGI Global” refers to HGI Global Holdings, LLC (which holds our interests in, among other things, Frederick’s of Hollywood Group Inc. (“FOH”)) and, where applicable, its consolidated subsidiaries; “SBI” refers to Spectrum Brands, Inc. and, where applicable, its consolidated subsidiaries; and “Spectrum Brands” refers to Spectrum Brands Holdings, Inc. (NYSE: SPB) and, where applicable, its consolidated subsidiaries. For a glossary of certain defined terms relating to Compass’ operations, please see “Part I. Item 1. Business - Our Operating Subsidiaries - Compass - Glossary of selected oil and natural gas terms” of our 2014 Annual Report.
In this offering circular, “on a pro forma basis,” unless otherwise stated, means the applicable information is presented on a pro forma basis, giving the full-period effect to the completion of this offering and the use of proceeds from such offering.

Our Company
We are a diversified holding company focused on owning and acquiring businesses that we believe can, in the long term, generate sustainable free cash flow or attractive returns on investment. Our principal operating subsidiaries include the following: (i) Spectrum Brands, our subsidiary that provides global branded consumer products; (ii) FGL, our subsidiary that provides life insurance and annuity products; and (iii) HGI Energy, our subsidiary that holds our interest in Compass, which is engaged in the business of owning, operating, acquiring, exploiting and developing conventional oil and natural gas assets. Our other holdings include Front Street, our subsidiary engaged in the business of providing long-term reinsurance, and our Asset Managers, who are engaged in the business of providing financings and asset management services across a range of industries. In addition, we hold certain of our assets, manage a portion of our available cash and acquire interests in possible acquisition targets through our wholly-owned subsidiary, HGI Funding.
We were incorporated in Delaware in 1954 under the name Zapata Corporation and reincorporated in Nevada in April 1999 under the same name. On December 23, 2009, we reincorporated in Delaware under the name “Harbinger Group Inc.” Effective March 9, 2015, we changed our name from Harbinger Group Inc. to HRG Group, Inc. Our common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “HRG.”

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Our Strategy
We intend to seek to maximize value for our stockholders by taking a long-term view and seeking opportunities that we believe can, in the long term, generate sustainable free cash flow or attractive returns on investment. We intend to take a long-term view and have a disciplined approach. We intend to seek to acquire businesses that we believe are undervalued or fairly valued with attractive financial or strategic characteristics and to dispose of businesses based on an assessment of a variety of factors, including other available opportunities. We may pursue these strategies directly at HRG or indirectly through one or more of our operating subsidiaries. Accordingly, we and our subsidiaries are continuously evaluating potential strategic opportunities, including acquisition opportunities, as well as restructuring and disposition opportunities, that may be significant, near term, and may involve the incurrence of a significant amount of additional indebtedness.
We intend to own or seek to acquire businesses where we believe a catalyst for value realization is already present, where we can unlock value or where we can realize on synergies. We may also own or seek to acquire businesses in need of a financial restructuring or operational turnaround. Although we intend to own or seek to acquire controlling equity interests, we may also make investments in debt instruments and hold minority equity interests in companies.
We intend to take an active approach to managing the businesses in which we acquire a controlling interest. Such activities may include assembling senior management teams with the expertise to operate the businesses, providing management of such businesses with specific operating objectives, acquiring or combining complementary businesses or expanding existing operations and developing strategies and objectives with respect to the capital structure of such businesses. We bring an owner’s perspective to our controlled businesses and we align our management teams’ incentives with our goals as long-term stockholders.

Our Operating Subsidiaries
Spectrum Brands
Spectrum Brands, a Delaware corporation and a subsidiary of HRG, is a diversified global branded consumer products company. Spectrum Brands’ common stock trades on the NYSE under the symbol “SPB.” As of December 31, 2014, HRG owned, directly and indirectly, approximately 58.6% of Spectrum Brands’ common stock.
Spectrum Brands manufactures and markets alkaline, zinc carbon and hearing aid batteries, herbicides, insecticides and repellents and specialty pet supplies. Spectrum Brands also designs and markets rechargeable batteries, battery-powered lighting products, electric shavers and accessories, grooming products and hair care appliances. Spectrum Brands also designs, markets and distributes a broad range of branded small household appliances and personal care products. Spectrum Brands also designs, manufactures, markets, distributes and sells certain hardware, home improvement and plumbing products, and is a leading U.S. provider of residential locksets and builders’ hardware and a leading provider of faucets. Spectrum Brands’ manufacturing and product development facilities are located in the U.S., Europe, Latin America and Asia. Substantially all of Spectrum Brands’ rechargeable batteries, chargers and portable lighting products, shaving and grooming products, small household appliances and personal care products are manufactured by third-party suppliers, primarily located in Asia.
Spectrum Brands sells products in approximately 160 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors and original equipment manufacturers (“OEMs”) and enjoys strong name recognition in these markets under the Rayovac, VARTA and Remington brands and under the Tetra, 8-in-1, Dingo, Nature’s Miracle, Spectracide, Cutter, Hot Shot, Black & Decker, George Foreman, Russell Hobbs, Farberware, Black Flag, FURminator, Kwikset, Weiser, Baldwin, National Hardware, Stanley and Pfister brands. Spectrum Brands also has patented technologies, such as Smartkey, a rekeyable lockset technology, and Smart Code Home Connect.
Spectrum Brands’ diversified global branded consumer products have positions in seven major product categories: consumer batteries; small appliances; pet supplies; electric shaving and grooming; electric personal care; home and garden controls; and hardware and home improvement.
Spectrum Brands’ chief operating decision-maker manages the businesses in four vertically integrated, product-focused reporting segments: (i) global batteries & appliances, which consists of its worldwide battery, electric shaving and grooming, electric personal care, and small appliances, primarily in the kitchen and home product categories (“Global Batteries & Appliances”); (ii) global pet supplies, which consists of its worldwide pet supplies business (“Global Pet Supplies”); (iii) home and garden business, which consists of its home and garden and insect control business (the “Home and Garden Business”); and (iv) hardware & home improvement, which consists of residential locksets and builders hardware and plumbing products (“Hardware & Home Improvement”). Spectrum Brands’ management reviews its performance based on these segments. Spectrum Brands has grown both organically and through acquisitions over the past several years and continues to seek opportunities to extend the depth and breadth of its product lines.
FGL
FGL, a Delaware corporation and subsidiary of HRG, is a provider of various types of fixed annuities and life insurance products in the U.S. Based in Des Moines, Iowa, and Baltimore, Maryland, FGL operates its annuity and life insurance operations in the U.S. through its subsidiaries FGH, Fidelity & Guaranty Life Insurance Company (“FGL Insurance”) and Fidelity & Guaranty Life Insurance Company of New York (“FGL NY Insurance”). For over 50 years, FGL has been helping middle-income Americans prepare for retirement and unexpected loss of life. FGL’s focus on the middle-income market gives it access to significant, underserved market niches and drives FGL’s product development. As of December 31, 2014, FGL had approximately 700,000 policyholders counting on the safety and protection features of FGL’s fixed annuity and life insurance products, and FGL constantly seeks to innovate its products to meet their evolving needs. FGL’s common stock trades on the NYSE under the symbol “FGL.”  As of December 31, 2014, HRG owned, directly and indirectly, approximately 80.1% of FGL’s common stock.
FGL offers various types of fixed annuities and life insurance products. Fixed annuities represent a retirement and savings tool which FGL’s customers rely on for principal protection and predictable income streams. In addition, FGL’s life insurance products provide its customers with a complementary product that allows them to build on their savings and assign payment of a death benefit to a designated beneficiary upon the policyholder’s death. Currently, FGL’s most popular products are fixed-indexed annuities (“FIAs”), which provide its customers with interest tied to the performance of the stock market, while limiting the risk of losing money should the stock market decline. FGL believes this mix of “some upside but limited downside” fills the need for middle-income Americans who must save for retirement but who want to limit the risk of decline in their savings. In addition to FIAs, FGL also sells indexed universal life policies (“IULs”) and other fixed annuities.
In Fiscal 2014, FIAs generated approximately 66% of FGL’s total sales and 34% of its sales were generated from other fixed annuities. FGL’s fixed-indexed products, such as FIAs tie contractual returns to specified market indices, such as the Standard & Poor’s 500 Index (the “S&P 500 Index”). The benefit of FIAs to FGL’s customers is to provide a portion of the gains of an underlying market index without the risk of losing the original principal. FGL invests the fixed annuity premium in fixed-income securities and hedges its risk, predominantly using call options on the S&P 500 Index, and passes through a portion of the returns of the market index to FGL’s policyholders. The majority of FGL’s products contain provisions that permit it to annually adjust the formula by which index credits are provided in response to changing market conditions. In addition, FGL’s annuity contracts generally either cannot be surrendered or include surrender charges that discourage early withdrawals.
FGL offers its products through a network of approximately 180 independent insurance marketing organizations (“IMOs”) that in turn represent an estimated 25,000 independent agents.  In Fiscal 2014 and during the Fiscal 2015 Three Months, FGL paid $52.2 million and $3.0 million in dividends to HRG, respectively.  The dividend of $52.2 million includes a special dividend of $43.0 million paid out of the proceeds received from FGL’s initial public offering in December 2013.
On April 6, 2015, we announced that we are exploring strategic alternatives for FGL, including a potential sale of FGL, or of all or part of HRG’s interest in FGL. No assurance can be provided that the exploration of strategic alternatives will result in a transaction or that any transaction, if pursued, will be consummated. The exploration of strategic alternatives may be terminated at any time and without notice. Neither HRG nor any of its affiliates intend to disclose developments with respect to this process unless and until determined otherwise.
Front Street
Front Street, a Delaware corporation and a subsidiary of HRG, holds all of the equity of

Front Street Re Ltd., a Bermuda company (“Front Street Bermuda”) and Front Street Cayman, an exempted company incorporated under the laws of the Cayman Islands. Front Street Bermuda was formed in March 2010 to act as a long-term reinsurer. Front Street Cayman was formed in the Cayman Islands and on October 24, 2012, received from the Cayman Islands Monetary Authority a license to carry on business as an Unrestricted Class “B” Insurer that permits Front Street Cayman to conduct offshore direct and reinsurance business. Front Street Bermuda and Front Street Cayman are synergistic with our insurance business and formed for the purpose of entering into asset-intensive, long-duration, life and annuity liability reinsurance transactions with insurance companies, existing reinsurers, and pension arrangements.
HAMCO
HAMCO, a Delaware limited liability company and subsidiary of HRG, is the holding company through which HRG holds its interests in the Asset Managers.
Salus
Salus, a Delaware limited liability company and a subsidiary of HAMCO, is a direct originator of secured asset-based loans to the middle market across a variety of industries. Salus commenced operations in December 2011 and finances loan commitments that typically range from $5 million to $50 million, with the ability to lead and agent larger transactions. Salus provides secured asset-based loans to the middle market. An asset-based loan is a financing tool where the decision to lend is primarily based on the value of a borrower’s collateral. Collateral is viewed as the primary source of repayment, while a borrower’s creditworthiness is viewed a secondary source of repayment. As a result, asset-based finance emphasizes the monitoring of the collateral that secures the asset-based loan. Salus focuses its credit analysis on the value of accounts receivable and inventory (or other assets) and estimates how much liquidity it can provide against those assets. Salus establishes a loan structure and collateral monitoring process that is continuous, focused on the collateral and designed to reduce the risk of loss inherent in delayed intervention and/or asset recovery.
In Fiscal 2014, Salus paid a dividend of $7.2 million to HRG. During the Fiscal 2015 Three Months, Salus paid no dividends to HRG. The Salus loans are funded through capital commitments from Salus equity, funds committed by FGL and Front Street as participants and funds committed by Salus’ collateralized loan obligation (“CLO”). As of December 31, 2014, Salus, along with its co-lenders FGL and Front Street, have funded loans totaling $799.4 million aggregate principal amount outstanding on a consolidated basis. At December 31, 2014, approximately $250.0 million of par value of Salus’ total asset-based loans represented a term loan receivable from RadioShack, a national electronics retailer. The aforementioned receivable balance is collateralized by various assets including inventory, real estate, receivables, machinery and equipment and intellectual property rights. The net exposure to Salus is $150.0 as there is a non-qualifying participation of $100.0 by a third party.  In February 2015, RadioShack filed for bankruptcy protection.  The extent to which Salus will be able to recover amounts owed to it by RadioShack is dependent on a number of factors, including the results of asset sales, only some of which have been completed to date, and ongoing litigation.  There can be no assurance as to the extent of Salus’ recovery with respect to its loans to RadioShack and any resulting impact, if any, on Salus and its affiliates, including the CLO.
Salus looks to create partnerships with borrowers that may not qualify for traditional bank financing because of their size, historical performance, geography or complexity of their situation. Salus’ loans are used across a range of industries for growth capital, general working capital or seasonal needs, acquisitions or opportunistic situations, trade finance, turnarounds, dividend recaps, refinancing and debtor-in-possession financing.
CorAmerica and EIC
CorAmerica, a Delaware limited liability company and an investee of HAMCO, is a commercial real estate lender which originates and acquires both senior and subordinated mortgage loans for commercial and multi-family properties located in the U.S. CorAmerica commenced operations in 2009 and originates and acquires loans on various types of income-producing properties, including apartments, industrial properties, manufactured housing, mixed-use properties, office buildings and retail properties.
EIC, a Delaware limited liability company and subsidiary of HAMCO, is a debt capital investment manager specializing in direct lending to companies in the global energy and infrastructure sectors. EIC commenced operations in April 2014 and brings together capital, domain expertise and investment experience to structure customized financing solutions, principally through the origination of loans.
Compass
Compass GP, a Delaware limited liability company and subsidiary of HRG, is engaged in the ownership, operation, acquisition, exploitation and development of conventional oil and natural gas assets in the U.S.
Compass GP is a wholly-owned subsidiary of HGI Energy. Compass GP is the sole general partner of the Compass Limited Partnership. Compass GP owns a 2% general partner interest in the Compass Limited Partnership and all of the incentive distribution rights in the Compass Limited Partnership. Compass Limited Partnership owns a 100% membership interest in each of Compass Production Services, LLC and Compass Energy Operating, LLC (formerly, EXCO HRG JV Assets, LLC, “MLP LLC”), which owns a 100% membership interest in Compass Gathering, LLC.
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Commodity prices, especially those for oil and natural gas, have fluctuated significantly since September 30, 2014 and remain volatile. We expect that declines in spot prices for oil and natural gas will result in a significant impairment charge for the quarter ended March 31, 2015, reflecting a decline in the value of our oil and gas properties.
CAPITALIZATION
The following table sets forth our consolidated cash and cash equivalents, short-term investments and consolidated capitalization as of December 31, 2014:
—	on an actual basis; and

—	on an as adjusted basis to give effect to this offering.
This table should be read together with the “Use of Proceeds” section herein, and the audited and interim unaudited financial statements and related notes, incorporated by reference herein.
(In millions)	HRG as of December 31, 2014	HRG as Adjusted as of December 31, 2014
Cash and cash equivalents	$1,311.4	$1,413.9
Debt:
HRG Debt:
HRG Senior Secured Notes due 2019(1)	$604.4	$704.4
HRG Senior Notes due 2022(2)	750.0	750.0
Spectrum Brands Debt:
SBI Term Loans(3)(4)	1,647.4	1,647.4
SBI Senior Notes(5)(6) (7)	1,640.0	1,640.0
SBI ABL Facility(8)	—	—
Other notes and obligations	42.3	42.3
Capital leases and other	92.0	92.0
FGL Debt:
FGH Notes(9)	300.0	300.0
FGL Credit Agreement(10)	—	—
Compass Debt:
Credit Agreement(11)	327.0	327.0
Salus Debt:
Unaffiliated long term debt of consolidated variable interest entity(12)	193.0	193.0
Secured borrowings under non-qualifying loan participations(13)	105.8	105.8
Original issuance net premium (discount) on debt	(35.9)	(31.4)
Total debt	5,666.0	5,770.5
Total HRG stockholders’ equity	1,276.2	1,276.2
Total capitalization	$6,942.2	$7,046.7
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(1)	Consists of $700.0 million and $225.0 million aggregate principal amount of Senior Secured Notes that were issued at a price equal to 99.362% and 101.50%, respectively, of the principal amount thereof, net of $320.6 million aggregate principal amount of Senior Secured Notes that were exchanged for $350.0 million aggregate principal amount of

7.750% Senior Notes due 2022 in an exchange offer, together with the face value of the Senior Secured Notes offered hereby.
(2)	In January 2014, HRG issued $200.0 aggregate principal amount of 7.750% senior unsecured notes due 2022. In May 2014, HRG exchanged a portion of its outstanding Senior Secured Notes for $350.0 aggregate principal amount of additional 7.750% Senior Notes due 2022. In September 2014, HRG Issued $200.0 million aggregate principal amount of 7.750% Senior Notes due 2022.
(3)	On December 17, 2012, SBI entered into a term loan facility (the “Term Loan Facility”). The Term Loan Facility provided for borrowings in an aggregate principal amount of $800.0 million, with $100.0 million in Canadian dollar equivalents to be made available to one of the borrower’s Canadian subsidiaries. The Term Loan Facility has a seven- year term. On September 4, 2013 (the “Term Loan Closing Date”), SBI closed on $1.15 billion of term loans (the “September SBI Loans”) and entered into an amendment to the Term Loan Facility (as amended, the “Amended Term Loan Facility”). The September SBI Loans is comprised of two new tranches under the Amended Term Loan Facility: (i) tranche A term loans in aggregate principal amount of $850 million (the “Tranche A Loans”) and (ii) tranche C term loans in an aggregate amount of $300 million (the “Tranche C Loans”). Tranche A Loans will mature four years from the Term Loan Closing Date and Tranche C Loans will mature on the sixth anniversary of the Term Loan Closing Date.
(4)	On December 18, 2013, SBI entered into the First Amendment and Restatement Agreement (the “First Restatement Agreement”), pursuant to which SBI amended and restated its existing credit agreement, dated as of December 17, 2012 (as amended, the “Restated Credit Agreement”). Pursuant to the First Restatement Agreement and the Restated Credit Agreement, on December 18, 2013, SBI closed on $215.0 million term loans (the “New U.S. Term Loan”) as incremental Tranche C loans and a wholly-owned subsidiary of SBI, Spectrum Brands Europe GmbH, closed on €225.0 million term loans (the “Euro Term Loan Tranche A” and, together with the New U.S. Term Loan, the “New Term Loans”).
The Restated Credit Agreement, among other things, shortens the maturity date of the outstanding Canadian term loans from December 17, 2019 to September 4, 2019. The New U.S. Term Loan has identical terms as, and is fungible with, the existing Tranche C Term Loans.
On December 19, 2014, SBI amended the Term Loan Facility, issuing the Euro Term Loan Tranche B (together with the Euro Term Loan Tranche A, the “Euro Term Loans”) maturing December 19, 2021, which provides for borrowings in an aggregate principal amount of €150.0 million. The Euro Term Loan Tranche B is guaranteed by Spectrum Brands’ wholly owned subsidiary, SB/RH Holdings, LLC, as well as existing and future domestic subsidiaries.
All outstanding amounts of the Euro Term Loans bear interest at a rate per annum equal to the Euribor rate with a 0.75% per annum floor, plus a margin equal to 3.00% per annum. The issue price for the New Term Loans was 99.875% of the principal amount. The New Term Loans mature on September 4, 2019. The issue price for the Euro Term Loan Tranche B was 99.75% of the principal amount.

As of December 28, 2014, SBI had $648.4 million Tranche A Loans, $509.9 million Tranche C Loans, $32.9 million Canadian term loans, $272.9 million Euro Term Loans Tranche A and $183.3 million Euro Term Loans Tranche B outstanding.
(5)	On March 15, 2012, SBI issued $300.0 million aggregate principal amount of 6.75% Senior Notes due 2020 at a price of 100% of the par value. These notes are unsecured and guaranteed by SBI’s parent company, SB/RH Holdings, LLC, as well as by existing and future domestic restricted subsidiaries.
(6)	On December 17, 2012, SBI assumed $520.0 million aggregate principal amount of the 6.375% Senior Notes due 2020 and $570.0 million aggregate principal amount of the 6.625% Senior Notes due 2022.
(7)	On December 4, 2014, SBI issued $250.0 million aggregate principal amount of 6.125% Senior Notes due December 15, 2024. The 6.125% Senior Notes are guaranteed by Spectrum Brands’ wholly owned subsidiary, SB/RH Holdings, LLC, as well as by existing and future domestic subsidiaries.
(8)	The SBI asset based lending revolving credit facility ("ABL Facility") is governed by a credit agreement with the Bank of America as administrative agent. The SBI ABL Facility consists of revolving loans, with a portion available for letters of credit and a portion available as swing line loans, in each case subject to certain terms and limits. The revolving loans may be drawn, repaid and re-borrowed without premium or penalty. As of December 28, 2014, the SBI ABL Facility provides for aggregate borrowings of up to $400.0 million from time to time, subject to a borrowing base formula, and includes a letter of credit sub-facility and a swingline sub-limit. As of December 28, 2014, SBI had aggregate borrowing availability of approximately $236.2 million, net of lender reserves of $6.4 million and outstanding letters of credit of $50.3 million. The SBI ABL Facility is due on May 24, 2017.
(9)	On March 27, 2013, FGH issued $300.0 million aggregate principal amount of 6.375% Senior Notes due 2021. FGH used the net proceeds from that offering to pay a $73.0 million dividend, purchase a $195.0 million surplus note from FGL Insurance (to support the growth of its business and for general corporate purposes) and for FGL’s general corporate purposes.
(10)	In August 2014, FGH, as borrower, and FGL as guarantor, entered into a three-year $150.0 million unsecured revolving credit facility (the “FGL Credit Agreement”) with certain lenders and RBC Capital Markets, LLC and Credit Suisse Securities (USA) LLC, acting as joint lead arrangers. The loan proceeds from the credit facility may be used for working capital and general corporate purposes. As of December 31, 2014, FGL had not drawn on the revolver.
(11)	In connection with its formation, Compass entered into a Credit Agreement which had an initial borrowing base of $400.0 million. Borrowings under the credit agreement are collateralized by first lien mortgages providing a security interest of not less than 80% of the Engineered Value (as defined in the agreement) of the oil and natural gas properties evaluated by the lenders for purposes of establishing the borrowing base. As of December 31, 2014, $327.0 million was drawn under this agreement. The Compass Credit Agreement matures on February 14, 2018.

The borrowing base is redetermined semi-annually, with Compass and the lenders having the right to request interim unscheduled redeterminations in certain circumstances. As of April 6, 2015, Compass had a borrowing base of $340.0 million with $327.0 million of outstanding indebtedness under the Compass Credit Agreement.
In connection with the April 2015 redetermination, our subsidiary HGI Funding (i) has provided a limited guaranty of Compass’ borrowings under the Compass Credit Agreement and (ii) has agreed to provide debt or equity contributions to Compass following the October 2015 redetermination in an aggregate amount not to exceed the amount of any borrowing base deficiency that may exist at such time. HGI Funding’s aggregate obligations in connection with such guaranty and such contributions shall not exceed $80.0, but may be less depending on the amounts outstanding under the Compass Credit Agreement at any time (the “Secured Amount”).  The Secured Amount is secured by a pledge of assets chosen by HGI Funding that may consist of a combination of cash and marketable securities with a determined value equal to the Secured Amount. In measuring the determined value of the pledged assets, cash is valued at 100% and marketable securities are valued at 33.33% of fair market value.
(12)	Long-term debt of the consolidated variable interest entity ("VIE") include the unaffiliated obligations of a collateralized loan obligation ("CLO") VIE of $193.0 million, as of December 31, 2014. In February 2013 and September 2013, Salus completed a CLO securitizations of collateralized loan obligations of up to $550.0 million notional aggregate principal amount (of which $484.0 million notional aggregate principal amount was drawn on September 30, 2014). The obligations of the securitization are secured by the assets of the VIE, primarily asset-based loan receivables, and carry a variable interest rate ranging from London Interbank Offered Rate ("LIBOR") plus 2.25% to LIBOR plus 11.50%.
(13)	Salus acts as co-lender under some of the asset-based loans that it originates, and such loans are structured to meet the definition of a "participating interest" as defined under ASC 860-10, Transfers and Servicing. For loans originated with co-lenders that have terms that result in such a co-lender not having a qualifying "participating interest", Salus recognizes the whole, undivided loan. Salus also reflects a secured borrowing owing to the co-lender representing their share in the undivided whole loan. As of December 31, 2014, Salus had $105.8 million of such secured borrowings to co-lenders outstanding related to non-qualifying "participating interests".

DIVIDEND POLICY AND CAPACITY OF OUR OPERATING SUBSIDIARIES
During the Fiscal 2015 Three Months, we received dividends from our subsidiaries of approximately $22.3 million, which was comprised of (i) $3.0 million from FGL, (ii) $9.3 million from Spectrum Brands and (iii) $10.0 million from Compass, which does not give effect to the net impact from interest payments made by HRG on behalf of HGI Energy with respect to certain intercompany notes issued by HGI Energy.
We expect to receive approximately $76.8 million of dividends during the fiscal year ending September 30, 2015 (“Fiscal 2015”) (inclusive of the $22.3 million already received during the Fiscal 2015 Three Months), which along with cash on hand exceeds our expected cash requirements to satisfy our interest and dividend obligations, and general administrative expenses.  The ability of HRG’s subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions is subject to numerous factors, including restrictions contained in such subsidiary’s financing agreements, availability of sufficient funds in such subsidiary, applicable state laws and regulatory restrictions and the approval of such payment by such subsidiary’s board of directors, which must consider various factors, including general economic and business conditions, tax considerations, strategic plans, financial results and condition, expansion plans, any contractual, legal or regulatory restrictions on the payment of dividends, and such other factors such subsidiary’s board of directors considers relevant including, in the case of FGL, target capital ratios and ratio levels anticipated by regulatory agencies to maintain or improve current ratings. Assuming pricing remains at the current depressed levels, Compass is expected to use its available free cash flow from its operations to reduce its current level of debt, rather than provide HRG with additional dividends over the remainder of Fiscal 2015.
At the same time, HRG’s subsidiaries may require additional capital to maintain or grow their businesses, or make payments on their indebtedness. While we are not obligated to provide such capital, we may determine to do so based on a consideration of a variety of facts. Such capital could come from HRG, retained earnings at the relevant subsidiary or from third-party sources, including from the issuance of debt and/or equity by HRG or our subsidiaries. For example, given the recent declines in oil and gas prices, Compass may require capital contributions if current period earnings and cash on hand at Compass are not sufficient to reduce debt levels and remain compliant with applicable covenants in Compass’ financing agreement. As another example, Front Street may require additional capital in order to engage in reinsurance transactions, and may require additional capital to meet regulatory capital requirements. In addition, FGL may issue debt and/or equity in the future to grow its business, pursue acquisition activities and/or to manage their liquidity needs. HRG and FGL have also committed to provide Salus with capital and financing, in order to engage in asset based lending transactions. As such, receipt of dividends by us from our operating subsidiaries is not guaranteed in Fiscal 2015 or any fiscal year.